Exhibit 4.3

EXECUTION COPY

SERIES A

REPLACEMENT CAPITAL COVENANT

by

THE ALLSTATE CORPORATION

in favor of and for the benefit of each

COVERED DEBTHOLDER

Dated May 10, 2007

i

This Replacement Capital Covenant, dated as of May 10, 2007 (this “Replacement Capital Covenant”), by The Allstate Corporation, a Delaware corporation (together with its successors and assigns, the “Corporation”), in favor of and for the benefit of each Covered Debtholder (as defined below),

R E C I T A L S

WHEREAS, on the date hereof, the Corporation is issuing $500,000,000 aggregate principal amount of its 6.50% Fixed—to—Floating Rate Junior Subordinated Debentures due 2067 (including any such junior subordinated debentures issued after the date hereof that may be consolidated and form a single series with such Junior Subordinated Debentures issued on the date hereof, the “Debentures”);

WHEREAS, this Replacement Capital Covenant is the “Replacement Capital Covenant” referred to in the Prospectus Supplement, dated May 3, 2007, relating to the Debentures (together with the Prospectus, dated May 18, 2006 attached thereto, the “Prospectus”);

WHEREAS, the Corporation is entering into and disclosing the content of this Replacement Capital Covenant in the manner provided below with the intent that the covenants provided for in this Replacement Capital Covenant be enforceable by each Covered Debtholder and that the Corporation be estopped from disregarding the covenants in this Replacement Capital Covenant, in each case to the fullest extent permitted by applicable law; and

WHEREAS, the Corporation acknowledges that reliance by each Covered Debtholder upon the covenants in this Replacement Capital Covenant is reasonable and foreseeable by the Corporation and that, were the Corporation to disregard its covenants in this Replacement Capital Covenant, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants,

NOW, THEREFORE, the Corporation hereby covenants and agrees as follows in favor of and for the benefit of each Covered Debtholder:

SECTION 1.           Definitions.  Capitalized terms used in this Replacement Capital Covenant (including the Recitals) have the respective meanings set forth in Schedule I hereto.

SECTION 2.           Limitations on Repayment, Redemption and Purchase of Debentures.  The Corporation hereby promises and covenants to and for the benefit of each Covered Debtholder that the Corporation shall not repay, redeem or purchase (for the avoidance of doubt, any reference in this Replacement Capital Covenant to any repayment of the Corporation’s securities will be deemed to include a reference to defeasance of the Corporation’s obligations under the securities), and will cause its Subsidiaries not to, repay, redeem or purchase, as applicable, all or any part of the Debentures before May 15, 2067 except to the extent that the principal amount repaid or the applicable redemption or purchase price does not exceed the sum of the following amounts raised through the issuance of Replacement Capital Securities:

(a)           the Applicable Percentage of (i) the aggregate amount of net cash proceeds received by the Corporation and its Subsidiaries from the sale of Common Stock and Qualifying Warrants (each as defined below) to Persons other than the

Corporation and its Subsidiaries and (ii) the Market Value of any Common Stock that the Corporation and its Subsidiaries have issued to persons other than the Corporation and its Subsidiaries in connection with the conversion of any convertible or exchangeable securities, other than securities for which the Corporation or any of its Subsidiaries has received equity credit from any NRSRO (as defined below), in each case since the most recent Measurement Date (without double counting proceeds received in any prior Measurement Period); plus

(b)           the Applicable Percentage of the aggregate amount of net cash proceeds received by the Corporation and its Subsidiaries since the most recent Measurement Date (without double counting proceeds received in any prior Measurement Period) from the sale of Mandatorily Convertible Preferred Stock, Debt Exchangeable for Common Equity, Debt Exchangeable for Preferred Equity and Qualifying Capital Securities to Persons other than the Corporation and its Subsidiaries.

SECTION 3.           Covered Debt.

(a)           The Corporation represents and warrants that the Initial Covered Debt is Eligible Debt.

(b)           On or during the 30-day period immediately preceding any Redesignation Date with respect to the Covered Debt then in effect, the Corporation shall identify the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date in accordance with the following procedures:

(i)            the Corporation shall identify each series of its then outstanding long-term indebtedness for money borrowed that is Eligible Debt;

(ii)           if only one series of the Corporation’s then outstanding long-term indebtedness for money borrowed is Eligible Debt, such series shall become the Covered Debt commencing on the related Redesignation Date;

(iii)          if the Corporation has more than one outstanding series of long-term indebtedness for money borrowed that is Eligible Debt, then the Corporation shall identify the series that has the latest stated final maturity date as of the date the Corporation is applying the procedures in this Section 3(b) and such series shall become the Covered Debt on the related Redesignation Date;

(iv)          the series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to this Section 3(b) shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to but not including the Redesignation Date as of which a new series of outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b); and

(v)           in connection with such identification of a new series of Covered Debt, the Corporation shall, as provided for in Section 3(c), give a notice and file with the Commission a current report on Form 8-K under the Exchange Act including or incorporating by reference this Replacement Capital Covenant as an exhibit within the time frame provided for in such section.

(c)           In order to give effect to the intent of the Corporation described in the third recital hereto, the Corporation covenants that (i) simultaneously with the execution of this Replacement Capital Covenant or as soon as practicable after the date hereof, it shall (A) give notice to the Holders of the Initial Covered Debt, in the manner provided in the indenture relating to the Initial Covered Debt, of this Replacement Capital Covenant and the rights granted to such Holders hereunder and (B) file a copy of this Replacement Capital Covenant with the Commission as an exhibit to a current report on Form 8-K under the Exchange Act; (ii) so long as the Corporation is a reporting company under the Exchange Act, the Corporation will include in each annual report filed with the Commission on Form 10-K under the Exchange Act a description of the covenant set forth in Section 2 and identify the series of long-term indebtedness for borrowed money that is Covered Debt as of the date such annual report on Form 10-K is filed with the Commission; (iii) if a series of the Corporation’s long-term indebtedness for money borrowed (A) becomes Covered Debt or (B) ceases to be Covered Debt pursuant to the procedures set forth in Section 3(b), the Corporation shall give notice of such occurrence within 30 days to the holders of such long-term indebtedness for money borrowed in the manner provided for in the indenture, fiscal agency agreement or other instrument under which such long-term indebtedness for money borrowed was issued and report such change in a current report on Form 8-K under the Exchange Act including or incorporating by reference this Replacement Capital Covenant, and in the Corporation’s next quarterly report on Form 10-Q or annual report on Form 10-K, as applicable; (iv) if, and only if, the Corporation ceases to be a reporting company under the Exchange Act, the Corporation shall (x) post on its website the information otherwise required to be included in Exchange Act filings pursuant to clauses (ii) and (iii) of this Section 3(c) and (y) cause a notice of the execution of the execution of this Replacement Capital Covenant to be posted on the Bloomberg screen for the Covered Debt or any successor Bloomberg screen and each similar third-party vendor’s screen the Corporation reasonably believes is appropriate (each an “Investor Screen”) and cause a hyperlink to a definitive copy of this Replacement Capital Covenant to be included on the Investor Screen for each series of Covered Debt, in each case to the extent permitted by Bloomberg or such similar third-party vendor, as the case may be; and (v) promptly upon request by any Holder of Covered Debt, the Corporation shall provide such Holder with a conformed copy of this Replacement Capital Covenant.

(d)           The Corporation agrees that, if at any time the Covered Debt is held by a trust (for example, where the Covered Debt is part of an issuance of trust preferred securities), a holder of the securities issued by such trust may enforce (including by instituting legal proceedings) this Replacement Capital Covenant directly against the Corporation as though such holder owned Covered Debt directly, and such holder shall be deemed to be a holder of “Covered Debt” for purposes of this Replacement Capital Covenant for so long as the indebtedness held by such trust remains Covered Debt hereunder.

SECTION 4.           Termination, Amendment and Waiver.

(a)           The obligations of the Corporation pursuant to this Replacement Capital Covenant shall remain in full force and effect until the earliest (the “Termination Date”) to occur of (i) May 15, 2067 or, if earlier, the date on which the Debentures are otherwise repaid, redeemed or purchased in full (in compliance with the terms of this Replacement Capital Covenant), (ii) the date, if any, on which the Holders of a majority in principal amount of the then-effective series of Covered Debt consent or agree in writing to the termination of this Replacement Capital Covenant and the obligations of the Corporation hereunder, (iii) the date on which the Corporation ceases to have any series of outstanding Eligible Senior Debt or Eligible Subordinated Debt (in each case, without giving effect to the rating requirement in clause (b) of the definition of each such term) and (iv) the date on which an event of default under the Indenture resulting in an acceleration of the Debentures occurs. From and after the Termination Date, the obligations of the Corporation pursuant to this Replacement Capital Covenant shall be of no further force and effect.

(b)           This Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed by the Corporation with the consent of the Holders of at least a majority in principal amount of the then-effective series of Covered Debt, provided that this Replacement Capital Covenant may be amended or supplemented from time to time by a written instrument signed only by the Corporation (and without the consent of any Holder of the then-effective series of Covered Debt) if (i) the effect of such amendment or supplement is solely to impose additional restrictions on the types of securities qualifying as Replacement Capital Securities, and an officer of the Corporation has delivered to the Holders of the then-effective series of Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt a written certificate to that effect, (ii) such amendment or supplement is not materially adverse to the Covered Debtholders and an officer of the Corporation has delivered to the Holders of the then-effective series of Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt a written certificate stating that, in his or her determination, such amendment or supplement is not materially adverse to such Covered Debtholders, or (iii) such amendment or supplement eliminates Common Stock, Debt Exchangeable for Common Equity, Qualifying Warrants and/or Mandatorily Convertible Preferred Stock as Replacement Capital Securities if, in the case of this clause (iii), after the date of this Replacement Capital Covenant, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that the Company reasonably believes that there is more than an insubstantial risk that failure to eliminate Common Stock, Debt Exchangeable for Common Equity, Qualifying Warrants and/or Mandatorily Convertible Preferred Stock as Replacement Capital Securities would result in a reduction in the Corporation’s earnings per share as calculated in accordance with generally accepted accounting principles in the United States or International Financial Reporting Standards (IFRS) if then applicable to the issuer or IFRS if subsequently adopted by the issuer.

(c)           For purposes of Sections 4(a) and 4(b), the Holders whose consent or agreement is required to terminate, amend or supplement the obligations of the Corporation under this Replacement Capital Covenant shall be the Holders of the then-effective Covered Debt as of a record date established by the Corporation that is not more than thirty (30) days prior to the date on which the Corporation proposes that such termination, amendment or supplement becomes effective.

SECTION 5.           Miscellaneous.

(a)           THIS REPLACEMENT CAPITAL COVENANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           This Replacement Capital Covenant shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Covered Debtholders as they exist from time to time (it being understood and agreed by the Corporation that any Person who is a Covered Debtholder at the time such Person acquires, holds or sells Covered Debt shall retain its status as a Covered Debtholder for so long as the series of long-term indebtedness for borrowed money owned by such Person is Covered Debt, subject to Section 5, and, if such Person initiates a claim or proceeding to enforce its rights under this Replacement Capital Covenant after the Corporation has violated its covenants in Section 2 and before the series of long-term indebtedness for money borrowed held by such Person is no longer Covered Debt, such Person’s rights under this Replacement Capital Covenant shall not terminate prior to a Termination Date solely by reason of such series of long-term indebtedness for money borrowed no longer being Covered Debt).

(c)           All demands, notices, requests and other communications to the Corporation under this Replacement Capital Covenant shall be deemed to have been duly given and made if in writing and (i) if served by personal delivery upon the Corporation, on the day so delivered (or, if such day is not a Business Day, the next succeeding Business Day), (ii) if delivered by registered post or certified mail, return receipt requested, or sent to the Corporation by a national or international courier service, on the date of receipt by the Corporation (or, if such date of receipt is not a Business Day, the next succeeding Business Day), or (iii) if sent by telecopier, on the day telecopied, or if not a Business Day, the next succeeding Business Day, provided that the telecopy is promptly confirmed by telephone confirmation thereof, and in each case to the Corporation at the address set forth below, or at such other address as the Corporation may thereafter notify to Covered Debtholders or post on its website as the address for notices under this Replacement Capital Covenant:

The Allstate Corporation
3075 Sanders Road, Suite G5A
Northbrook, Illinois 60062
Attention: Deputy General Counsel

IN WITNESS WHEREOF, the Corporation has caused this Replacement Capital Covenant to be executed by its duly authorized officer, as of the day and year first above written.

The Allstate Corporation

By:	/s/ Steven C. Verney
Name: Steven C. Verney
Title: Treasurer

REPLACEMENT CAPITAL COVENANT
(SERIES A 6.50% FIXED-TO-FLOATING RATE JUNIOR SUBORDINATED DEBENTURES DUE 2067)

SCHEDULE I

DEFINITIONS

“Alternative Payment Mechanism” means, with respect to any securities or combination of securities (together in this definition, “Such Securities”), provisions in the related transaction documents requiring the Corporation to issue (or use commercially reasonable efforts to issue) one or more types of APM Qualifying Securities, either in public offerings or private placements, raising eligible proceeds at least equal to the deferred Distributions on such securities and apply the proceeds to pay unpaid Distributions on such securities, commencing on the earlier of (x) the first Distribution Date after commencement of a deferral period on which the Corporation pays current Distributions on such securities and (y) the fifth anniversary of the commencement of such deferral period, and that:

(a)           define “eligible proceeds” to mean, for purposes of such Alternative Payment Mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale of the relevant securities, where applicable, and including the fair market value of property received by the Corporation or any of its Subsidiaries as consideration for such securities) that the Corporation has received during the 180 days prior to the related Distribution Date from the issuance of APM Qualifying Securities, up to the Preferred Cap (as defined in paragraph (f) below) in the case of APM Qualifying Securities that are Qualifying Non-Cumulative Perpetual Preferred Stock or Mandatorily Convertible Preferred Stock;

(b)           permit the Corporation to pay current Distributions on any Distribution Date out of any source of funds but (x) require the Corporation to pay deferred Distributions only out of eligible proceeds and (y) prohibit the Corporation from paying deferred Distributions out of any source of funds other than eligible proceeds;

(c)           if deferral of Distributions continues for more than one year (or such shorter period as provided for in the terms of such securities), require the Corporation not to repay, redeem or purchase any APM Qualifying Securities of the Corporation or any securities of the Corporation that on a bankruptcy or liquidation of the Corporation rank pari passu or junior to such APM Qualifying Securities until at least one year after all deferred Distributions have been paid;

(d)           may include a provision that, notwithstanding the Common Cap (as defined in paragraph (f) below) and the Preferred Cap, for purposes of paying deferred Distributions, limits the ability of the Corporation to sell shares of Common Stock, Qualifying Warrants, or Mandatorily Convertible Preferred Stock above an aggregate cap specified in the transaction documents (a “Share Cap”), subject to the Corporation’s agreement to use commercially reasonable efforts to increase the Share Cap amount and (i) only to the extent that it can do so and simultaneously satisfy its future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of Common Stock or (ii) if the Corporation cannot increase the Share Cap amount as contemplated in the preceding clause, by requesting its Board of Directors, subject to its fiduciary duties, to adopt, subject to its fiduciary duties, a resolution for shareholder vote at the next occurring annual shareholders’ meeting to increase the number of shares of the Corporation’s authorized Common Stock for purposes of satisfying the Corporation’s obligations to pay deferred Distributions, provided that such Share Cap shall not represent a lower proportion of the Corporation’s outstanding shares of Common Stock as of the date of issuance of such APM Qualifying Securities than the Share Cap Amount applicable to the Debentures represents as a proportion of the Corporation’s outstanding shares of Common Stock as of the date of the Prospectus Supplement;

(e)           permit the Corporation, at its option, to provide that if the Corporation is involved in a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety to any other person (a “Business Combination”) where immediately after the consummation of the business combination more than 50% of the voting stock of the surviving entity of the business combination, or the person to whom all or substantially all of the Corporation’s assets are conveyed, transferred or leased, is owned by the shareholders of the other party to the business combination, then clauses (a), (b) and (c) above will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination; and

(f)            limit the obligation of the Corporation to issue (or use commercially reasonable efforts to issue) APM Qualifying Securities up to:

(i)            in the case of APM Qualifying Securities that are Common Stock or Qualifying Warrants, an aggregate amount of all Common Stock issued or issuable upon the exercise of such Qualifying Warrants pursuant to the Alternative Payment Mechanism with respect to deferred Distributions during the first five years of any deferral period equal to 2% of the total number of issued and outstanding shares of the Common Stock of the Company as of the date of the Corporation’s most recently publicly available consolidated financial statements as of the date of such issuance (the “Common Cap”), provided (and it being understood) that the Common Cap shall cease to apply to such deferral period by a date (as specified in the related transaction documents) which shall be not later than the fifth anniversary of the commencement of such deferral period; and

(ii)           in the case of APM Qualifying Securities that are Qualifying Non-Cumulative Perpetual Preferred Stock or Mandatorily Convertible Preferred Stock, an amount from the issuance of such Qualifying Non-Cumulative Perpetual Preferred Stock and then still-outstanding Mandatorily Convertible Preferred Stock pursuant to the related Alternative Payment Mechanism (including, in the case of Qualifying Non-Cumulative Perpetual Preferred Stock, at any point in time from all prior issuances thereof pursuant to such Alternative Payment Mechanism) equal to 25% of the initial principal or stated amount of the securities that are the subject of the related Alternative Payment Mechanism (the “Preferred Cap”);

(iii)          provided (and it being understood) that:

(A)          the Corporation shall not be obligated to issue (or use commercially reasonable efforts to issue) APM Qualifying Securities for so long as a Market Disruption Event has occurred and is continuing;

(B)           if, due to a Market Disruption Event or otherwise, the Corporation is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred Distributions on any Distribution Date, the Corporation will apply any available eligible proceeds to pay accrued and unpaid Distributions on the applicable Distribution Date in chronological order subject to the Common Cap, Preferred Cap and Share Cap (if any), as applicable; and

(C)           if the Corporation has outstanding more than one class or series of securities under which it is obligated to sell a type of APM Qualifying Securities and apply some part of the proceeds to the payment of deferred Distributions, then on any date and for any period the amount of net proceeds received by the Corporation from those sales and available for payment of deferred Distributions on such securities shall be applied to such securities on a pro rata basis in proportion to the total amounts that are due on such securities.

“APM Qualifying Securities” means one or more of the following:

(a)           Common Stock;

(b)           Qualifying Warrants;

(c)           Qualifying Non-Cumulative Perpetual Preferred Stock; and

(d)           Mandatorily Convertible Preferred Stock.

“Applicable Percentage” means (i) in the case of any Common Stock or Qualifying Warrants, (a) 133.33% with respect to any repayment, redemption or purchase prior to May 15, 2017, (b) 200% with respect to any repayment, redemption or purchase on or after May 15, 2017 and prior to May 15, 2057 and (c) 400% with respect to any repayment, redemption or purchase on or after May 15, 2057; (ii) in the case of any Mandatorily Convertible Preferred Stock, Debt Exchangeable for Common Equity, Debt Exchangeable for Preferred Equity or any Qualifying Capital Securities described in clause (a) of the definition of such term, (a) 100% with respect to any repayment, redemption or purchase prior to May 15, 2057 and (b) 300% with respect to any repayment, redemption or purchase on or after May 15, 2057; (iii) in the case of any Qualifying Capital Securities described in clause (b) of the definition of such term, (a) 100% with respect to any repayment, redemption or purchase on or after May 15, 2017 and prior to May 15, 2057 and (b) 200% with respect to any repayment, redemption or purchase on or after May 15, 2057; and (iv) in the case of any Qualifying Capital Securities described in clause (c) of the definition of such term, 100%.

“Bankruptcy Claim Limitation Provision” means, with respect to any Qualifying Capital Securities that have an Alternative Payment Mechanism or a Mandatory Trigger

Provision, provisions that, upon any liquidation, dissolution, winding-up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the issuer, limit the claim of the holders of such securities to Distributions that accumulate during (A) any deferral period, in the case of securities that have an Alternative Payment Mechanism or (B) any period in which the issuer fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in the case of securities that have a Mandatory Trigger Provision, to:

(i)            in the case of Qualifying Capital Securities that have an Alternative Payment Mechanism or Mandatory Trigger Provision with respect to which the APM Qualifying Securities do not include Qualifying Non-Cumulative Perpetual Preferred Stock or Mandatorily Convertible Preferred Stock, 25% of the stated or principal amount of such Qualifying Capital Securities then outstanding; and

(ii)           in the case of any other Qualifying Capital Securities, an amount not in excess of the sum of (x) two years of accumulated and unpaid Distributions and (y) an amount equal to the excess, if any, of the Preferred Cap over the aggregate amount of net proceeds from the sale of Qualifying Non-Cumulative Perpetual Preferred Stock and Mandatorily Convertible Preferred Stock that is still outstanding that the issuer has applied to pay such Distributions pursuant to the Alternative Payment Mechanism or the Mandatory Trigger Provision; provided that the holders of such Qualifying Capital Securities are deemed to agree that, to the extent the remaining claim exceeds the amount set forth in clause (x), the amount they receive in respect of such excess shall not exceed the amount they would have received had the claim for such excess ranked pari passu with the interests of the holders, if any, of Qualifying Non-Cumulative Perpetual Preferred Stock.

“Business Day” means each day other than (a) a Saturday or Sunday or (b) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, and, on or after May 15, 2037, a day that is not a London Banking Day. A “London Banking Day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means common stock of the Corporation (including treasury shares of common stock), common stock issued pursuant to any dividend reinvestment plan or employee benefit plans of the Corporation, a security of the Corporation’s ranking upon the liquidation, dissolution or winding-up of the Corporation junior to the Qualifying Non-Cumulative Perpetual Preferred Stock and pari passu with the common stock of the Corporation, that tracks the performance of, or relates to the results of, a business, unit or division of the Corporation, and any securities issued in exchange therefor in connection with a merger, consolidation, binding share exchange, business combination, recapitalization or other similar event.

“Corporation” has the meaning specified in the introduction to this instrument.

“Covered Debt” means (a) at the date of this Replacement Capital Covenant and continuing to but not including the first Redesignation Date, the Initial Covered Debt and (b) thereafter, commencing with each Redesignation Date and continuing to but not including the next succeeding Redesignation Date, the Eligible Debt identified pursuant to Section 3(b) as the Covered Debt for such period.

“Covered Debtholder” means each Person (whether a Holder or a beneficial owner holding through a participant in a clearing agency) that buys, holds or sells long-term indebtedness for money borrowed of the Corporation during the period that such long-term indebtedness for money borrowed is Covered Debt.

“Debentures” has the meaning specified in the first recital hereto.

“Debt Exchangeable for Common Equity” means a security or combination of securities (together in this definition, “such securities”) that:

(a)           gives the holder a beneficial interest in (i) debt securities of the Corporation that are not redeemable prior to settlement of the stock purchase contract referred to in subclause (ii) hereof and (ii) a fractional interest in a stock purchase contract for a share of common stock of the Corporation that will be settled in three years or less, with the number of shares of common stock purchasable pursuant to such stock purchase contract to be within a range established at the time of issuance of such debt securities;

(b)           provides that the investors directly or indirectly grant to the Corporation a security interest in such debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase common stock of the Corporation pursuant to such stock purchase contracts;

(c)           includes a remarketing feature pursuant to which the debt securities of the Corporation are remarketed to new investors commencing not later than the settlement date of the purchase contract; and

(d)           provides for the proceeds raised in the remarketing to be used to purchase common stock of the Corporation under the stock purchase contracts and, if there has not been a successful remarketing by the settlement date of the purchase contract, provides that the stock purchase contracts will be settled by the Corporation acquiring its debt securities or other collateral directly or indirectly pledged by investors in the Debt Exchangeable for Common Equity.

“Debt Exchangeable for Preferred Equity” means a security or combination of securities (together in this definition, “such securities”) that:

(a)           gives the holder a beneficial interest in (i) subordinated debt securities of the Corporation that include a provision requiring the Corporation to issue (or use commercially reasonable efforts to issue) one or more types of APM Qualifying Securities raising proceeds at least equal to the deferred Distributions on such subordinated debt securities commencing not later than the second anniversary of the commencement of such deferral period and that are the most junior subordinated debt of the Corporation (or rank pari passu with the most junior subordinated debt of the Corporation) (in this definition, “subordinated debt” of the Corporation) and (ii) a fractional interest in a stock purchase contract for a share of non-cumulative perpetual preferred stock of the Corporation that ranks pari passu with or junior to all other preferred stock of the Corporation (in this definition, “preferred stock” of the Corporation);

(b)           provides that the investors directly or indirectly grant to the Corporation a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase preferred stock of the Corporation pursuant to such stock purchase contracts;

(c)           includes a remarketing feature pursuant to which the subordinated debt of the Corporation is remarketed to new investors commencing not later than the first Distribution Date that is at least five years after the date of issuance of securities or earlier in the event of an early settlement event based on: (i) the dissolution of the issuer of such debt exchangeable for preferred equity or (ii) one or more financial tests set forth in the terms of the instrument governing such debt exchangeable for preferred equity;

(d)           provides for the proceeds raised in the remarketing to be used to purchase Qualifying Non-Cumulative Perpetual Preferred Stock under the stock purchase contracts and, if there has not been a successful remarketing by the first Distribution Date that is six years after the date of issuance of such securities, provides that the stock purchase contracts will be settled by the Corporation acquiring its subordinated debt securities or other collateral directly or indirectly pledged by investors in the Debt Exchangeable for Preferred Equity;

(e)           includes a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant that will apply to such securities and to the Qualifying Non-Cumulative Perpetual Preferred Stock, and will not include Debt Exchangeable for Common Equity or Debt Exchangeable for Preferred Equity as a Replacement Capital Security; and

(f)            if applicable, after the issuance of such preferred stock of the Corporation, provides the holders of such securities with a beneficial interest in such preferred stock of the Corporation.

“Distribution Date” means, as to any securities or combination of securities, the dates on which periodic Distributions on such securities are scheduled to be made.

“Distribution Period” means, as to any securities or combination of securities, each period from and including the later of the issue date and a Distribution Date for such securities to but excluding the next succeeding Distribution Date for such securities.

“Distributions” means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not Subsidiaries of the Corporation.

“Eligible Debt” means, at any time, indebtedness, other than the Debentures and securities that rank pari passu with the Debentures, that is Eligible Subordinated Debt or, if no Eligible Subordinated Debt is then outstanding, Eligible Senior Debt.

“Eligible Senior Debt” means, at any time in respect of any issuer, each series of outstanding unsecured long-term indebtedness for money borrowed of such issuer that (a) upon a bankruptcy, liquidation, dissolution or winding-up of the issuer, ranks most senior among the issuer’s then outstanding classes of indebtedness for money borrowed, (b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a Redesignation Date only if on such date the issuer has outstanding senior long-term indebtedness for money borrowed that satisfies the requirements of clauses (a), (c) and (d) that is then assigned a rating by at least one NRSRO), (c) has an outstanding principal amount of not less than $100,000,000, and (d) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Eligible Subordinated Debt” means, at any time in respect of any issuer, each series of the issuer’s then outstanding unsecured long-term indebtedness for money borrowed that (a) upon a bankruptcy, liquidation, dissolution or winding-up of the issuer, ranks subordinate to the issuer’s then outstanding series of indebtedness for money borrowed that ranks most senior, (b) is then assigned a rating by at least one NRSRO (provided that this clause (b) shall apply on a Redesignation Date only if on such date the issuer has outstanding subordinated long-term indebtedness for money borrowed that satisfies the requirements in clauses (a), (c) and (d) that is then assigned a rating by at least one NRSRO), (c) has an outstanding principal amount of not less than $100,000,000, and (d) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents. For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fifth Supplemental Indenture” means the Fifth Supplemental Indenture, dated as of May 10, 2007, between the Corporation and U.S. Bank National Association, as trustee.

“Holder” means, as to the Covered Debt then in effect, each holder of such Covered Debt as reflected on the securities register maintained by or on behalf of the Corporation with respect to such Covered Debt and each beneficial owner holding such Covered Debt through a participant in a clearing agency.

“Indenture” means the subordinated indenture, dated as of November 25, 1996, between the Corporation and U.S. Bank National Association (as successor in interests to State Street Bank and Trust Company), as trustee, as amended by a Third Supplemental Indenture dated as of July 23, 1999 and as amended by a Fourth Supplemental Indenture dated as of June 12, 2000, and as further supplemented by the Fifth Supplemental Indenture.

“Initial Covered Debt” means the Corporation’s 6.9% Senior Debentures due 2038 (CUSIP: 020002AJ0).

“Investor Screen” has the meaning specified in Section 3(c).

“Intent-Based Replacement Disclosure” means, as to any security or combination of securities (together in this definition, “securities”), that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by the issuer under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer, to the extent the securities provide the issuer with equity credit, will repay, redeem or purchase such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the securities then being repaid, redeemed or purchased, raised within 180 days prior to the applicable repayment, redemption or purchase date.

“Mandatorily Convertible Preferred Stock” means preferred stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that such preferred stock convert into common stock of the issuer within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of such preferred stock.

“Mandatory Trigger Provision” means, as to any security or combination of securities (together in this definition, “securities”), provisions in the terms thereof or of the related transaction agreements that (a) require or, at its option in the case of non-cumulative perpetual preferred stock, permit the issuer of such securities to make payment of Distributions on such securities only pursuant to the issue and sale of APM Qualifying Securities, within no more than two years of a failure to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid Distributions on such securities (including without limitation all deferred and accumulated amounts) and in either case require the application of the net proceeds of such sale to pay such unpaid Distributions, provided that: (1) if the APM Qualifying Securities issued and sold are Qualifying Non-Cumulative Perpetual Preferred Stock or Mandatorily Convertible Preferred Stock, the amount of the net proceeds of Qualifying Non-Cumulative Perpetual Preferred Stock and Mandatorily Convertible Preferred Stock applied, together with the net proceeds of all prior issuances of Qualifying Non-Cumulative Preferred

Stock and any still-outstanding Mandatorily Convertible Preferred Stock applied during the current and all prior deferral periods, to pay such Distributions pursuant to such provision may not exceed 25% of the initial liquidation or principal amount of such securities and (2) if the APM Qualifying Securities issued and sold are Common Stock or Qualifying Warrants and if the Mandatory Trigger provision does not require such issuance and sale within one year of such failure, the number of shares of Common Stock issued or issuable upon the exercise of such Qualifying Warrants plus the number of shares of Common Stock previously issued or issuable upon the exercise of previously issued Qualifying Warrants may not exceed 2% of the total number of issued and outstanding shares of the Corporation’s Common Stock as of the date of the Corporation’s most recent publicly available consolidated financial statements as of the date of such issuance, (b) prohibit the issuer from purchasing any APM Qualifying Securities or any of the Corporation’s securities that on the Corporation’s bankruptcy or liquidation rank pari passu or junior to such APM Qualifying Securities prior to the date that is six months after the issuer applies the net proceeds of the sales described in clause (a) to pay such unpaid Distributions, and (c) include a Bankruptcy Claim Limitation Provision. No remedy other than Permitted Remedies may arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay Distributions because of the Mandatory Trigger Provision or as a result of the issuer’s exercise of its right under an Optional Deferral Provision until Distributions have been deferred for one or more Distribution Periods that total together at least ten years.

“Market Disruption Events” means one or more events or circumstances substantially similar to those listed as “Market Disruption Events” in the Fifth Supplemental Indenture.

“Market Value” means, on any date, the closing sale price per share of Common Stock (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Common Stock is traded or quoted; if the Common Stock is not either listed or quoted on any U.S. securities exchange on the relevant date, the Market Value will be the average of the mid-point of the bid and ask prices for the Common Stock on the relevant date submitted by at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

“Measurement Date” means (a) with respect to any repayment, redemption or purchase of Debentures on or prior to the Scheduled Maturity, the date that is 180 days and (b) with respect to any repayment, redemption or purchase of Debentures after the Scheduled Maturity, the date that is 90 days, in each case prior to delivery of notice of such redemption or prior to the date of such repayment or purchase.

“Measurement Period” means the period from a Measurement Date to the related notice date or repayment or purchase date. Measurement Periods cannot run concurrently.

“No Payment Provision” means a provision or provisions in the transaction documents for securities (referred to in this definition as “such securities”) that include the following:

(a)           an Alternative Payment Mechanism; and

(b)           an Optional Deferral Provision modified and supplemented from the general definition of that term to:

(i)            provide that the issuer of such securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to five years or, if a Market Disruption Event has occurred and is continuing, ten years, without any remedy other than Permitted Remedies and the obligations (and limitations on obligations) described in the definition of “Alternative Payment Mechanism” applying; and

(ii)           include a Bankruptcy Claim Limitation Provision.

“Non-Cumulative” means, with respect to any securities, that the issuer may elect not to make any number of periodic Distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more Permitted Remedies.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Optional Deferral Provision” means, as to any securities, provisions in the terms thereof or of the related transaction agreements to the effect of either (a) or (b) below:

(a)           (i) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to five years or, if a Market Disruption Event is continuing, ten years, without any remedy other than Permitted Remedies and (ii) an Alternative Payment Mechanism (provided that such Alternative Payment Mechanism need not apply during the first five years of any deferral period and need not include a Common Cap or Preferred Cap); or

(b)           the issuer of such securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods up to ten years, without any remedy other than Permitted Remedies.

“Other Qualifying Capital Replacement Covenant” means a replacement capital covenant, as identified by the Corporation’s Board of Directors acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of this Replacement Capital Covenant, (i) entered into by a company that at the time it enters into such replacement capital covenant is a reporting company under the Exchange Act and (ii) that restricts the related issuer from redeeming or purchasing identified securities except from the applicable percentage of the proceeds of specified replacement capital securities that have terms and provisions at the time of redemption or purchase that are as or more equity-like than the securities then being redeemed or purchased, raised within 180 days prior to the applicable redemption or purchase date.

“Permitted Remedies” means, with respect to any securities, one or more of the following remedies:

(a)           rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), and

(b)           complete or partial prohibitions preventing the issuer from paying Distributions on or purchasing Common Stock or other securities that rank pari passu with or junior as to Distributions to such securities for so long as Distributions on such securities, including unpaid Distributions, remain unpaid.

“Person” means any individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Prospectus” has the meaning specified in the second recital hereto.

“Qualifying Capital Securities” means securities (other than Common Stock, Qualifying Warrants, Mandatorily Convertible Preferred Stock and Debt Exchangeable for Common Equity) that, in the determination of the Corporation’s Board of Directors reasonably construing the definitions and other terms of this Replacement Capital Covenant, meet one of the following criteria:

(a)           in connection with any repayment, redemption or purchase of Debentures prior to May 15, 2017:

(i)            securities issued by the Corporation or its Subsidiaries that (A) rank pari passu with or junior to the Debentures upon the liquidation, dissolution or winding-up of the Corporation, (B) have no maturity or a maturity of at least 60 years and (C) either (x) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant and have either a No Payment Provision or are Non-Cumulative or (y) have a Mandatory Trigger Provision and are subject to Intent-Based Replacement Disclosure and have either an Optional Deferral Provision or a No Payment Provision;

(ii)           preferred stock issued by the Corporation or its Subsidiaries that (A) is Non-Cumulative, (B) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, (C) has no maturity or a maturity of at least 60 years and (D) either (x) is subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant or (y) has a Mandatory Trigger Provision and is subject to Intent-Based Replacement Disclosure;

(iii)          securities issued by the Corporation or its Subsidiaries that (A) rank pari passu or junior to the Debentures, (B) have no maturity or a maturity of at least 40 years, (C) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant, (D) have an Optional Deferral Provision and (E) have a Mandatory Trigger Provision; or

(b)           in connection with any repayment, redemption or purchase of Debentures at any time on or after May 15, 2017 but prior to May 15, 2037:

(i)            all securities described under clause (a) of this definition;

(ii)           securities issued by the Corporation or its Subsidiaries that (A) rank pari passu with or junior to the Debentures upon a liquidation, dissolution or winding-up of the Corporation, (B) have no maturity or a maturity of at least 60 years, (C) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant and (D) have an Optional Deferral Provision;

(iii)          securities issued by the Corporation or its Subsidiaries that (A) rank pari passu with or junior to the Debentures upon a liquidation, dissolution or winding-up of the Corporation, (B) are Non-Cumulative or have a No Payment Provision, (C) have no maturity or a maturity of at least 60 years and (D) are subject to Intent-Based Replacement Disclosure;

(iv)          securities issued by the Corporation or its Subsidiaries that (A) rank pari passu with or junior to the Debentures upon a liquidation, dissolution or winding-up of the Corporation, (B) are Non-Cumulative or have a No Payment Provision, (C) have no maturity or a maturity of at least 40 years and (D) are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant;

(v)           securities issued by the Corporation or its Subsidiaries that (A) rank pari passu with or junior to the Debentures upon a liquidation, dissolution or winding-up of the Corporation, (B) have an Optional Deferral Provision, (C) have a Mandatory Trigger Provision and (D) have no maturity or a maturity of at least 60 years;

(vi)          cumulative preferred stock issued by the Corporation or its Subsidiaries that (A) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (B) (x) has no maturity or a maturity of at least 60 years and (y) is subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant;

(vii)         other securities issued by the Corporation or its Subsidiaries that (A) rank upon a liquidation, dissolution or winding-up of the Corporation either (x) pari passu with or junior to the Debentures or (y) pari passu with the claims of the Corporation’s trade creditors and junior to all of the Corporation’s long-term indebtedness for money borrowed (other than the Corporation’s long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on a liquidation, dissolution or winding-up of the Corporation), (B) have an Optional Deferral Provision or a No Payment Provision and (C) have a Mandatory Trigger Provision and (D) either (x) have no maturity or a maturity of at least 40 years and Intent-Based Replacement Disclosure or (y) have no maturity or a maturity of at least 30 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant; or

(c)           in connection with any repayment, redemption or purchase of Debentures at any time on or after May 15, 2037:

(i)            securities described under clause (b) of this definition;

(ii)           preferred stock issued by the Corporation that (A) (x) has no maturity or a maturity of at least 60 years and (y) is subject to Intent-Based Replacement Disclosure and (B) is Non-Cumulative;

(iii)          securities issued by the Corporation or its Subsidiaries that (A) rank pari passu with or junior to the Debentures upon a liquidation, dissolution or winding-up of the Corporation, (B) either (x) have no maturity or a maturity of at least 40 years and are subject to Intent-Based Replacement Disclosure or (y) have no maturity or a maturity at least 30 years and are subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant and (C) are Non-Cumulative;

(iv)          securities issued by the Corporation or its Subsidiaries that (A) rank pari passu with or junior to the Debentures upon a liquidation, dissolution or winding-up of the Corporation, (B) have an Optional Deferral Provision, (C) have a Mandatory Trigger Provision, (D) have no maturity or a maturity at least 30 years and (E) are subject to Intent-Based Replacement Disclosure; or

(v)           cumulative preferred stock issued by the Corporation or its Subsidiaries that either (A) has no maturity or a maturity of at least 60 years and is subject to Intent-Based Replacement Disclosure or (B) has a maturity of at least 40 years and is subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant.

“Qualifying Non-Cumulative Perpetual Preferred Stock” means non-cumulative preferred stock of the Corporation that ranks pari passu with or junior to all other preferred stock of the Corporation, is perpetual and (a) is subject to a replacement capital covenant substantially similar to this Replacement Capital Covenant or an Other Qualifying Capital Replacement Covenant, provided that the applicable percentage as defined in such covenant is defined as 133.33%, and that the qualifying capital securities permitted under such covenant are limited to those as described under clause (a) of the definition of Qualifying Capital Securities in this Replacement Capital Covenant or (b) is subject to both (i) mandatory suspension of dividends in the event the Corporation breaches certain financial metrics specified within the offering documents, and (ii) Intent-Based Replacement Disclosure. Additionally, in both (a) and (b) the transaction documents shall provide for no remedies as a consequence of non-payment of Distributions other than Permitted Remedies.

“Qualifying Warrants” means any net share settled warrants to purchase the Corporation’s Common Stock that (1) have an exercise price greater than the current stock market price, determined as specified in the instrument governing such warrants, of the Corporation’s Common Stock, and (2) the Corporation is not entitled to redeem for cash and the holders of which are not entitled to require the Corporation to purchase for cash in any circumstances.

“Redesignation Date” means, as to the Covered Debt in effect at any time, the earliest of (a) the date that is two years prior to the final maturity date of such Covered Debt, (b) if the Corporation elects to redeem or repay, or the Corporation or a Subsidiary of the Corporation elects to purchase, such Covered Debt either in whole or in part with the consequence that after giving effect to such redemption, repayment or purchase the outstanding principal amount of such Covered Debt is less than $100,000,000, the applicable redemption, repayment or purchase date and (c) if such Covered Debt is not Eligible Subordinated Debt, the date on which the Corporation issues long-term indebtedness for money borrowed that is Eligible Subordinated Debt.

“Replacement Capital Covenant” has the meaning specified in the introduction to this instrument.

“Replacement Capital Securities” means,

(a)           Common Stock and Qualifying Warrants;

(b)           Mandatorily Convertible Preferred Stock;

(c)           Debt Exchangeable for Preferred Equity;

(d)           Debt Exchangeable for Common Equity; and

(e)           Qualifying Capital Securities.

“Scheduled Maturity” means May 15, 2057.

“Subsidiary” means, at any time, any Person the shares of stock or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other managers of such Person are at the time owned, or the management or policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by another Person.

“Termination Date” has the meaning specified in Section 4(a).